                                                                    EXHIBIT 99.1
                                                                    ------------


INVESTORS FINANCIAL SERVICES CORP.
89 South St.
Boston, MA 02111


               INVESTORS FINANCIAL SERVICES CORP. YEARLY RESULTS


FOR IMMEDIATE RELEASE

CONTACT:  KAREN C. KEENAN
          INVESTORS FINANCIAL SERVICES CORP.
          (617)330-6001


BOSTON, MA, JANUARY 23, 1997- Investors Financial Services Corp. (NASDAQ National Market symbol: IFIN) reported financial results for the quarter and the year ended December 31, 1996.

     For the quarter ended December 31, 1996, the Company reported net income of $2,285,000, an increase of 87 percent compared to net income of $1,225,000 for the quarter ended December 31, 1995. Earnings per share for the fourth quarter of 1996 were $.35 compared to $.22 (pro forma) for the comparable quarter of last year. Pro forma earnings per share give effect to the 4,030,000 shares issued upon the recapitalization of the Company in November 1995, but do not give effect to the 2,300,000 shares issued in the Company's subsequent initial public offering.

     For the year ended December 31, 1996, the Company reported net income of $7,774,000, an increase of 68 percent compared to net income of $4,617,000 for the year ended December 31, 1995. Net income for the year ended December 31, 1995 includes a one-time gain of $1,491,000 from the assignment of the right to service certain unit investment trust accounts. Earnings per share for the 1996 year were $1.20 compared to $1.05 (pro forma) for the same period in 1995. Without the one-time gain referenced above, earnings per share for the year ended December 31, 1995 were $.71 (pro forma).

     Net operating revenue increased 40 percent from $14,859,000 in the fourth quarter of 1995 to $20,848,000 in the fourth quarter of 1996, and increased 27 percent from $58,891,000 in the 1995 year to $74,576,000 in the 1996 year. Because the Company is now able to accept client deposits that had been historically directed to other financial institutions due to regulatory restrictions, the Company has experienced a shift in the mix of compensation received from its clients. Approximately $5.2 million of fee revenue earned in 1995 shifted to net interest income in 1996.

  The Company's total assets nearly tripled from $322,436,000 at December 31, 1995 to $964,462,000 at December 31, 1996 as the Company continued to increase its liability base with client repurchase agreements and deposits which historically had been directed to other financial institutions due to regulatory restrictions. Total assets processed by the Company for its clients totaled approximately $122 billion at December 31, 1996, compared to $94 billion at December 31, 1995. Of the $28 billion net increase in assets processed from December 31, 1995 to December 31, 1996, $7 billion of the increase reflects assets processed for new clients. The remainder of the increase reflects growth of assets processed through expansion of existing client relationships and improved methods for tracking the amount of assets processed, offset in part by the assets of clients no longer serviced by the Company.

  "The fourth quarter continued an impressive year of growth for the Company," stated Kevin J. Sheehan, President and Chief Executive Officer of the Company. "Since the removal of regulatory constraints in late 1995, we have been able to capitalize on opportunities for new and expanded business offerings while fulfilling our commitment to superior customer service. As a result, during the past year we have seen dramatic growth in revenue, earnings and total assets, fueled by increased demand for our service offerings from both current and new clients. We look forward to the opportunities for continued growth in 1997."

  The Company also announced plans to offer up to $25 million in capital securities in a private placement. The 30-year capital securities will be issued by Investors Capital Trust I, a statutory business trust sponsored by the Company. The capital securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration under or an exemption from the registration requirements of the Securities Act. The Company intends to use the proceeds of the sale of the capital securities to support expected growth in the Company's balance sheet.

  Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $.02 per share on both its Common Stock and Class A Common Stock, an increase of $.01 per share over the 1996 quarterly dividend rate. The dividend is payable February 14, 1997 to stockholders of record as of January 31, 1997.

  Investors Financial Services Corp. provides asset administration services for the financial services industry through its wholly-owned subsidiary, Investors Bank & Trust Company. The Company provides domestic and global custody, multicurrency accounting, institutional transfer agency, performance measurement, foreign exchange, securities lending, and mutual fund administration services to a variety of financial asset managers, including mutual fund complexes, investment advisors, banks and insurance companies.

                       INVESTORS FINANCIAL SERVICE CORP.
                            CONDENSED BALANCE SHEET
                                 (in thousands)


                                          December 31,  December 31,
ASSETS:                                      1995          1996
                                          ------------  ------------

Federal funds sold and short term
 investments                                  $ 16,000      $120,000
Securities held to maturity                    154,124       460,010
Securities available for sale                   90,819       271,121
Loans, net of reserve                           22,864        66,237
Nonearning assets                               38,629        47,094
                                          ------------  ------------
   TOTAL ASSETS                               $322,436      $964,462
                                          ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Interest-bearing deposits                     $ 85,540      $392,795
Non-interest bearing deposits                  103,453       203,722
                                          ------------  ------------
   Total deposits                              188,993       596,517
Securities sold under repurchase
 agreements                                     74,401       296,421
Other liabilities                                5,621         9,665
                                          ------------  ------------
   TOTAL LIABILITIES                           269,015       902,603
Stockholders' equity                            53,421        61,859
                                          ------------  ------------
   TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY                                    $322,436      $964,462
                                          ============  ============

                       INVESTORS FINANCIAL SERVICE CORP.
                            SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                             Quarter Ended          Year Ended
                                              December 31           December 31
STATEMENT OF INCOME DATA:                  1995       1996       1995        1996
                                        ---------   ---------  ---------   ---------
Net interest income                       $ 2,636   $   5,292   $  6,964    $ 17,944
Noninterest income:
     Asset administration and other fees   12,223      15,556     49,355      56,632
     Proceeds from assignment of UIT
      servicing, net                            -           -      2,572           -
                                        ---------   ---------  ---------   ---------

Net operating revenue                      14,859      20,848     58,891      74,576

Operating expenses                         12,776      17,129     51,263      61,935
                                        ---------   ---------  ---------   ---------

Income before income taxes                  2,083       3,719      7,628      12,641

Income taxes                                  858       1,434      3,011       4,867
                                        ---------   ---------  ---------   ---------

Net income                                $ 1,225   $   2,285   $  4,617     $ 7,774
                                        =========   =========  =========   =========

Earnings per share                                      $0.35                  $1.20
                                                    =========               ========

Average shares outstanding                          6,522,857              6,504,382

AVERAGE BALANCE SHEET DATA:
  Interest earning assets                          $  781,870   $125,942  $  575,662
  Total assets                                        837,856    145,183     628,893
  Total deposits                                      502,062    115,673     377,219
  Stockholders' equity                                 58,318     19,493      56,137
